Exhibit 99.1

Cohen & Steers, Inc. 1166 Avenue of Americas New York, NY 10036 212 832 3232

Contact:

Robert Klemens

Vice President

Communications

212 796 9377

Cohen & Steers Announces Chief Financial Officer Transition

NEW YORK, September 15, 2025—Cohen & Steers, Inc. (NYSE: CNS) announced today that Raja Dakkuri, Executive Vice President and Chief Financial Officer, has provided notice of his decision to resign from the company effective October 17, 2025, as he has secured another opportunity. Cohen & Steers has named Michael Donohue, Senior Vice President and Controller, to serve as Interim Chief Financial Officer effective upon Mr. Dakkuri’s departure. The company has initiated a search that will include internal and external candidates to find a permanent successor.

Joseph Harvey, Chief Executive Officer, said:

“Raja has made a positive impact on our firm and finance department. We thank him for his contributions to Cohen & Steers and wish him continued success. Mike has direct, broad-based experience in our financial and accounting functions as a senior member of the finance department, and is well prepared to lead the department as interim Chief Financial Officer.”

Mr. Donohue has served as Senior Vice President and Controller of the company since May 2023. He was previously a Managing Director and Corporate Controller for Hamilton Lane, where he helped lead the team that led the firm’s IPO in 2017 and transitioned its Finance and Reporting functions. Prior to joining Hamilton Lane in 2008, he was Assistant Controller at PQ Corporation and a Manager at KPMG.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers

CONTACT: Robert Klemens

Vice President, Communications

media@cohenandsteers.com

Website: https://www.cohenandsteers.com

Symbol: NYSE: CNS

Forward-Looking Statements

This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.